News Release

Contact:
Donna Rupp, Advertising & Communications Manager, Cadence Bank
(662) 324-4744 (office), (662) 547-5585 (cell), donna.rupp@cadencebanking.com

Danielle Kernell, FKM Public Relations (Representing CBC)
(713) 867-3279 (office), (281) 536-5755 (cell), dkernell@fkmagency.com

Cadence Financial Corporation

ANNOUNCES $144 MILLION INVESTMENT BY CBC

Funding for New Products, Customer Service Platform, Commercial
Loans and Community Investments

Starkville, Miss. (March 7, 2011) – Cadence Financial Corporation and Community Bancorp LLC (“CBC”) today announced that CBC completed its acquisition of Cadence Financial Corporation on March 4, 2011 and has invested $144 million in Cadence Bank. The new funding will be used to strengthen Cadence Bank’s capital base, develop new products, enhance customer service and expand community investments across Cadence Bank’s five-state market area.

Paul B. Murphy, Jr., CBC’s President and Chairman of the Board of Cadence Financial Corporation, stated, “Cadence is back and stronger than ever. CBC is very pleased to join with Cadence to build on their 126-year legacy of providing banking services in the southeast.  Our capital investment of $144 million will be an important part of strengthening Cadence’s platform to expand and enhance our service to customers, and to invest in the communities we serve.  Our significant capital investment in Cadence will push them to the top of charts among their peers for capital ratios and will provide a solid foundation for Cadence’s future growth.

“The new capital will provide the financial resources and strength to move Cadence forward as a leader in the markets we serve. We will be investing in new technologies to support our continued growth, adding new jobs to support these initiatives and expanding our training programs so that our team members can better serve our customers.  Our long-term goal is to use the Cadence Bank platform to support future bank acquisitions by CBC.  We are excited about our opportunities to expand our banking services to new customers in new markets while strengthening our ties with the markets we serve,” concluded Mr. Murphy.

Cadence to Invest in New Products, Technology Platform, Affordable Housing and Commercial Loan Portfolio

Mark A. Abernathy, President of Cadence, stated, “The new capital will be an important part of our strategy to deliver new products to our customers, enhance our customer service and build our technology platform to support future responsible growth.  We also plan to continue investing in the communities we serve through community development partnerships, expanding our focus on commercial loans, and growing our programs to fund affordable housing for low-to-moderate income families.

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Cadence Financial Corporation Announces $144 Million Investment by CBC

March 7, 2011

“One of our key initiatives is focused on supporting our customers with new products.  We are launching a new mobile banking service that includes an iPhone app and a quick and easy texting feature.  We are also extending our customer service hours at our telephone/customer service center until 8:00 p.m. Central, 9:00 p.m. Eastern time, to expand our support after regular business hours.

“We are making substantial investments in new technology to support Cadence’s future growth.  Over the past 90 days, we have committed to invest over $750,000 in IT improvements. The new investments are supporting a new teller operating system that will improve our support of customers at the point of contact, a new wire transfer system and enhanced treasury management products.  We plan to target small businesses and consumers with these new products as part of our increased focus on customer service and convenience.

“We are renewing our focus on employee training to assure that our customers are provided memorable service that differentiates Cadence from our competition.  This week, we launched ‘Cadence Way Training’ to assure that our team is equipped with the skills and knowledge to deliver memorable service. We believe our program will establish a new benchmark for customer service in our markets and will be an important part in strengthening our customer relationships.

“Cadence will be broadening its commitment to business customers with a new emphasis on commercial lending.  Commercial loans have performed well for Cadence during the recession and we want to increase our focus on providing the capital to businesses in our communities.  As part of this program, we hired Teresa Hemphill as our new Chief Credit Officer.  She joins Cadence with 28 years of experience as a credit administrator with a much larger regional bank and will bring focus on growing our commercial loan portfolio in a safe and sound fashion.

“In addition, we will continue our community support of economic development partnerships.  Many of our senior bankers have taken leadership roles in various economic development organizations and our contributions to those organizations in dollars and volunteerism will continue.  We are also expanding our funding for affordable housing for low-to-moderate income households across our markets.  We have charged our market Presidents to seek out community partners where we can make a commitment to fund affordable housing through mortgage pools and grants.  We believe these initiatives will be an important part in building better communities where we serve.

 “As part of our new programs, I am pleased to announce that Cadence will be hiring new personnel to support these initiatives. Many of these new jobs will be created in the Golden Triangle.  Over the past 90 days, we have hired 17 team members in positions that strengthen our operations, accounting, technology and risk management functions.  CBC plans to leverage our current center in Starkville as the operational headquarters for expansion in the Southeast.  We are gratified by CBC’s endorsement and look forward to supporting CBC as they make additional bank acquisitions,” concluded Mr. Abernathy.

Cadence Names New Board and Senior Managers

Cadence announced that Paul B. Murphy, Jr., Frank Cox, Stan Levy and John McWhorter were elected as directors of Cadence Financial Corporation.  Mark A. Abernathy will continue as a director of Cadence.  Mr. Murphy is President of CBC, Mr. Cox is Chief Information Officer of CBC, Mr. Levy is CBC’s Chief Risk and Credit Officer, and Mr. McWhorter is CBC’s Chief Financial Officer.

The new Board elected Paul B. Murphy as Chairman. Mark A. Abernathy, the Company’s President was named Chief Executive Officer, Richard T. Haston will continue as Cadence’s Chief Financial Officer, and Teresa Hemphill was named Chief Credit Officer.

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Cadence Financial Corporation Announces $144 Million Investment by CBC

March 7, 2011

About Cadence Financial Corporation

Cadence Financial Corporation is a $1.6 billion bank holding company providing full financial services, including banking, trust services, mortgage services and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia.

About Community Bancorp LLC

Community Bancorp LLC is a bank holding company, headquartered in Houston, Texas.  CBC has raised equity capital commitments of $1 billion for the purpose of making investments in the U.S. banking sector, with a particular focus on community banks that are well positioned to benefit from the equity capital and industry expertise CBC can provide.

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